Securities Act File No. 333-223531

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No.    ☒   Post-Effective Amendment No. 1

(Check appropriate box or boxes)

THE LAZARD FUNDs, INC.
(Exact Name of Registrant as Specified in its Charter)

Registrant’s Telephone Number, including Area Code: (212) 632-6000

30 Rockefeller Plaza
New York, New York 10112
(Address of Principal Executive Offices)

Mark R. Anderson, Esq.
30 Rockefeller Plaza
New York, New York 10112
(Name and Address of Agent for Service)

COPY TO:

Janna Manes, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the
Securities Act of 1933, as amended (the “Securities Act”).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Lazard US Realty Income Portfolio, a series of the Registrant, with and into Lazard US Realty Equity Portfolio, also a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the “Registration Statement”).

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2018 and the definitive versions of Parts A and B of the Registration Statement filed with the SEC on April 18, 2018 and May 1, 2018, respectively, pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

the lazard FUNDs, INC.
PART C
OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 127 to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”), filed on August 17, 2018 (File No. 33-40682).

Item 16	Exhibits.

(1)(a)	Registrant’s Articles of Incorporation are incorporated by reference from Post-Effective Amendment No. 28 to the Registration Statement, filed on April 29, 2003 (“Post-Effective Amendment No. 28”).

(1)(b)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 28.

(1)(c)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 28.

(1)(d)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 28.

(1)(e)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 28.

(1)(f)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 28.

(1)(g)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 28.

(1)(h)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 28.

(1)(i)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 28.

(1)(j)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 22 to the Registration Statement, filed on December 29, 2000.

(1)(k)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 25 to the Registration Statement, filed on April 30, 2001.

(1)(l)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 31 to the Registration Statement, filed on December 3, 2004 (“Post-Effective Amendment No. 31”).

(1)(m)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 31.

(1)(n)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 34 to the Registration Statement, filed on July 20, 2005 (“Post-Effective Amendment No. 34”).

(1)(o)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 38 to the Registration Statement, filed on February 27, 2006 (“Post-Effective Amendment No. 38”).

(1)(p)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 42 to the Registration Statement, filed on February 13, 2008.

(1)(q)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 44 to the Registration Statement, filed on April 29, 2008.

(1)(r)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 48 to the Registration Statement, filed September 24, 2008.

(1)(s)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 51 to the Registration Statement, filed December 22, 2009.

(1)(t)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 53 to the Registration Statement, filed April 9, 2010.

(1)(u)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 58 to the Registration Statement, filed March 25, 2011.

(1)(v)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 62 to the Registration Statement, filed August 12, 2011.

(1)(w)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 65 to the Registration Statement, filed November 17, 2011 (“Post-Effective Amendment No. 65”).

(1)(x)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 67 to the Registration Statement, filed April 26, 2012.

(1)(y)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 69 to the Registration Statement, filed May 23, 2012.

(1)(z)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 74 to the Registration Statement, filed June 25, 2013.

(1)(aa)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 79 to the Registration Statement, filed October 22, 2013.

(1)(bb)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 81 to the Registration Statement, filed November 25, 2013.

(1)(cc)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 86 to the Registration Statement, filed April 28, 2014 (“Post-Effective Amendment No. 86”).

(1)(dd)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 86.

(1)(ee)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 86

(1)(ff)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 91 to the Registration Statement, filed August 27, 2014.

(1)(gg)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 92 to the Registration Statement, filed September 12, 2014.

(1)(hh)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 101 to the Registration Statement, filed December 24, 2014.

(1)(ii)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 108 to the Registration Statement, filed May 29, 2015 (“Post-Effective Amendment No. 108”).

(1)(jj)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 116 to the Registration Statement, filed December 14, 2016.

(1)(kk)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 118 to the Registration Statement, filed April 28, 2017 (“Post-Effective Amendment No. 118”).

(1)(ll)	Articles of Amendment are incorporated by reference from Post-Effective Amendment No. 118.

(1)(mm)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 121 to the Registration Statement, filed September 25, 2017 (“Post-Effective Amendment No. 121”).

(1)(nn)	Articles Supplementary are incorporated by reference from Post-Effective Amendment No. 125 to the Registration Statement, filed April 26, 2018.

(2)	Amended and Restated By-Laws are incorporated by reference from Post-Effective Amendment No. 118.

(3)	Not Applicable.

(4)	Plan of Reorganization is incorporated by reference to the definitive version of the Registrant’s Registration Statement on Form N-14 filed on March 8, 2018 (the “N-14 Registration Statement”) (File No. 333-223531), filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”), on April 18, 2018.

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Management Agreement, as revised, is incorporated by reference from Post-Effective Amendment No. 123 to the Registration Statement, filed on March 1, 2018 (“Post-Effective Amendment No. 123”).

(6)(b)	Expense Limitation Agreement, as revised, is incorporated by reference from Post-Effective Amendment No. 123.

(7)	Distribution Agreement, as revised, is incorporated by reference from Post-Effective Amendment No. 34.

(8)	Not Applicable.

(9)(a)	Amended and Restated Custodian Agreement is incorporated by reference from Post-Effective Amendment No. 28.

(9)(b)	Amendment to Amended and Restated Custodian Agreement is incorporated by reference from Post-Effective Amendment No. 115 to the Registration Statement, filed on October 14, 2016.

(10)(a)	Distribution and Servicing Plan, as revised, is incorporated by reference from Post-Effective Amendment No. 121.

(10)(b)	Form of Financial Intermediary Agreement is incorporated by reference from Post-Effective Amendment No. 103 to the Registration Statement, filed on February 20, 2015 (“Post-Effective Amendment No. 103”).

(10)(c)	18f-3 Plan, as revised, is incorporated by reference from Post-Effective Amendment No. 103.

(11)	Opinion and Consent of Registrant’s counsel is incorporated by reference to Exhibit (11) of the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)(a)	Transfer Agency and Service Agreement is incorporated by reference from Post-Effective Amendment No. 28.

(13)(b)	Amendment to Transfer Agency and Service Agreement is incorporated by reference from Post-Effective Amendment No. 28.

(13)(c)	Amendment to Transfer Agency and Service Agreement is incorporated by reference from Post-Effective Amendment No. 108.

(13)(d)	Administration Agreement is incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement, filed on October 13, 1995.

(14)	Consent of Deloitte & Touche LLP, the independent registered public accounting firm of the Registrant, is incorporated by reference to Exhibit (14) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference from Post-Effective Amendment No. 123.

*       Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, in the City of New York, and State of New York on the 23rd day of August, 2018.

THE LAZARD FUNDS, INC.

By:	/s/ Nathan A. Paul*
Nathan A. Paul, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Amendment to the Registration Statement below.

/s/ Nathan A. Paul*	President and Director	August 23, 2018
Nathan A. Paul

/s/ Christopher Snively*	Chief Financial Officer	August 23, 2018
Christopher Snively

/s/ Ashish Bhutani*	Director	August 23, 2018
Ashish Bhutani

/s/ Franci J. Blassberg*	Director	August 23, 2018
Franci J. Blassberg

/s/ Kenneth S. Davidson*	Director	August 23, 2018
Kenneth S. Davidson

/s/ Nancy A. Eckl*	Director	August 23, 2018
Nancy A. Eckl

/s/ Trevor W. Morrison*	Director	August 23, 2018
Trevor W. Morrison

/s/ Richard Reiss, Jr.*	Director	August 23, 2018
Richard Reiss, Jr.

/s/ Robert M. Solmson*	Director	August 23, 2018
Robert M. Solmson

*By:	/s/ Shari L. Soloway
Attorney-in-fact, Shari L. Soloway

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.